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                                                                     EXHIBIT 5.1

                        [Letterhead of Latham & Watkins]


                                  May 24, 2002

Hanover Equipment Trust 2001B
c/o Wilmington Trust Company
1100 North Market Street
Wilmington, Delaware  19890

Hanover Compressor Company
12001 North Houston Rosslyn
Houston, Texas  77086

Hanover Compression Limited Partnership
12001 North Houston Rosslyn
Houston, Texas  77086

     Re: Registration Statement for $250,000,000 Aggregate Principal Amount of 8.75% Senior Secured Notes due 2011 and Related Lease Obligations and Guarantee Obligations


Ladies and Gentlemen:

          You have requested our opinion with respect to the matters set forth below in connection with the registration of $250,000,000 aggregate principal amount of 8.75% Senior Secured Notes due 2011 (the "New Notes") by Hanover Equipment Trust 2001B, a Delaware business trust (the "Issuer"), under the Securities Act of 1933, as amended, on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on December 21, 2001 (File No. 333-75818), as amended by Amendment No. 1 filed with the Commission on May 24, 2002 (collectively, the "Registration Statement"). The Registration Statement also registers the lease obligations of Hanover Compression Limited Partnership, a Delaware limited partnership ("HCLP"), pursuant to the Lease, dated as of August 31, 2001, between the Issuer, as lessor, and HCLP, as lessee (the "Lease"), which lease obligations are the source of funds from which the Issuer intends to make interest and principal payments under the New Notes (the "Lease Obligations"), and the guarantee obligations of HCLP and Hanover Compressor Company, a Delaware corporation ("Hanover"), with respect to the Lease Obligations and the New Notes (the "Guarantee Obligations") pursuant to the Guarantee, dated as of August 31, 2001, made by HCLP and Hanover in favor of the beneficiaries thereof (the "Guarantee").



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LATHAM & WATKINS
May 24, 2002
Page 2



          The New Notes will be issued pursuant to an indenture dated as of August 30, 2001 (the "Indenture"; we refer to the Indenture, the Lease and the Guarantee collectively as the "Documents"), among the Issuer, Hanover, HCLP and Wilmington Trust FSB, as trustee and collateral agent. The New Notes will be issued in exchange for the Issuer's outstanding 8.75% Senior Secured Notes due 2011 on the terms set forth in the prospectus contained in the Registration Statement and the Letter of Transmittal filed as an exhibit thereto (the "Exchange Offer").

               In our capacity as your special counsel in connection with the Exchange Offer, we are familiar with the proceedings taken by the Issuer, Hanover and HCLP in connection with the authorization of the New Notes, the Lease Obligations and the Guarantee Obligations. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

               In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

               We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York and the General Corporation Law and the Revised Uniform Limited Partnership Act of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. With respect to matters governed by the Business Trust Act of the State of Delaware, we understand that you have received an opinion of Morris, James, Hitchens & Williams LLP, dated May 24, 2002, and we express no opinion with respect to such matters.

               Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

               (1) When the New Notes have been executed, authenticated and delivered by the Issuer in accordance with the terms of the Exchange Offer and the Indenture, the New Notes will constitute legally valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

               (2) The Lease Obligations are legally valid and binding obligations of HCLP, enforceable against it in accordance with the terms of the Lease.

               (3) The Guarantee Obligations are legally valid and binding obligations of HCLP and Hanover, respectively, enforceable against each of them in accordance with the terms of the Guarantee.


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LATHAM & WATKINS
May 24, 2002
Page 3




               The opinions rendered in the foregoing paragraphs 1, 2 and 3 are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; and (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought.

               To the extent that the respective obligations of the Issuer, HCLP and Hanover under the Documents may be dependent upon such matters, we have assumed for purposes of this opinion that (i) each party to the Documents other than the Issuer, HCLP or Hanover (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) has the requisite organizational and legal power and authority to perform its obligations under each Document to which it is party; (c) is duly qualified to engage in the activities contemplated by the Documents; and (d) has duly authorized, executed and delivered each Document to which it is party; (ii) each Document constitutes the legally valid and binding obligation of each party thereto other than the Issuer, HCLP and Hanover, enforceable against such party in accordance with its terms; and (iii) each party thereto other than the Issuer, HCLP and Hanover is in compliance, generally and with respect to such party's actions under the Documents, with all applicable laws and regulations.

               You are hereby advised that certain partners of our firm are direct owners of equity securities of Hanover.

               We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Validity of the Securities."

                              Very truly yours,

                              /s/ Latham & Watkins